Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of June 30, 2024, among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”), Spirit AeroSystems North Carolina, Inc., a North Carolina corporation and a subsidiary of the Company (“Spirit NC”, and together with Holdings, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company, Holdings, certain subsidiaries of the Company and the Trustee entered into the Indenture, dated as of June 1, 2016 (the “Original Indenture”), as supplemented by (i) the Supplemental Indenture, dated as of December 5, 2016 (the “First Supplemental Indenture”), by and among the Company, Holdings, the subsidiary guarantors party thereto and the Trustee, (ii) the Second Supplemental Indenture, dated as of February 24, 2020 (the “Second Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (iii) the Third Supplemental Indenture, dated as of April 17, 2020 (the “Third Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (iv) the Fourth Supplemental Indenture, dated as of October 5, 2020 (the “Fourth Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (v) the Fifth Supplemental Indenture, dated as of November 23, 2022 (the “Fifth Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee and (vi) the Sixth Supplemental Indenture, dated as of November 21, 2023 (the “Sixth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), among the Company, Holdings, Spirit NC and the Trustee, providing for the issuance of the Company’s 3.850% Senior Notes due 2026 (the “Notes”);

WHEREAS, on the date hereof, the Company has entered into a Delayed-Draw Bridge Credit Agreement (as amended, restated, amended and restated, supplemented, increased, extended, renewed, refinanced, replaced or otherwise modified from time to time, the “Bridge Credit Agreement”) with the lenders from time to time party thereto (collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent (as defined therein), and MSSF, as collateral agent for Secured Parties (as defined in the Bridge Credit Agreement) (in such capacity, and together with its successors and permitted assigns in such capacity, the “Bridge Credit Collateral Agent”), that will establish certain Credit Facilities of the Company, pursuant to which the Lenders have agreed to make loans to the Company, in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the grant of security for the Bridge Credit Secured Indebtedness (as defined below), Holdings desires to secure the Notes on an equal and ratable basis as the Bridge Credit Secured Indebtedness solely to the extent required to do so under the Indenture;

WHEREAS, pursuant to a collateral agreement, dated the date hereof (as amended, restated, amended and restated, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time, the “Bridge Credit Collateral Agreement”), and subject to the exceptions and limitations set forth therein, the Company and the Guarantors have granted to the Bridge Credit Collateral Agent, for the benefit on behalf of the Secured Parties, certain Liens (collectively, “Bridge Credit Liens”) on certain assets of the Company and the Guarantors described in the Bridge Credit Collateral Agreement (the “Bridge Credit Collateral”) as security for the Obligations (as defined in the Bridge Credit Agreement) of Holdings, the Company and its subsidiaries under the Bridge Credit Agreement and the other Loan Documents (as defined in the Bridge Credit Agreement) (the “Bridge Credit Secured Indebtedness”), and the Company and the Guarantors will also grant to the Bridge Credit Collateral Agent, for the benefit of the Holders of the Notes and the Trustee (together with the other holders of the other Secured Obligations (as such term is defined in the Bridge Credit Collateral Agreement), the “Bridge Credit Secured Parties”) Liens on the same collateral as the Bridge Credit Liens (the “Bridge Credit Notes Liens”) as security for the obligations of the Company and the Guarantors under the Notes and the Indenture in accordance with Section 4.08 of the Indenture;

WHEREAS, Section 9.01(h) of the Indenture provides that the Company and the Trustee are authorized to execute and deliver indentures supplemental to the Indenture without the consent of any Holders to, among other things, secure the Notes; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this Seventh Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.	DEFINITIONS IN SEVENTH SUPPLEMENTAL INDENTURE. All terms contained in this Seventh Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.	ACKNOWLEDGMENT OF LIENS. The Trustee hereby acknowledges the granting of the Bridge Credit Notes Liens on the Bridge Credit Collateral to the Bridge Credit Collateral Agent, for the benefit of the Trustee and the Holders pursuant to the Bridge Credit Collateral Agreement, to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Notes and the Indenture on an equal and ratable basis with the Bridge Credit Secured Indebtedness and, in connection herewith, the Trustee hereby acknowledges on behalf of the Holders the execution and delivery of the Bridge Credit Collateral Agreement pursuant to which such Bridge Credit Notes Liens on the Bridge Credit Collateral shall be granted to the Bridge Credit Collateral Agent, for the benefit of the Holders of the Notes, the Trustee and the other Bridge Credit Secured Parties, on the terms and subject to the limitations set forth therein, including provisions related to the release of Bridge Credit Collateral and the exercise of remedies.

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The Trustee hereby acknowledges and agrees to the irrevocable appointment of MSSF to act as “Collateral Agent” under the Bridge Credit Collateral Agreement and related Loan Documents (as defined in the Bridge Credit Agreement), and the Trustee hereby acknowledges and agrees to the appointment and authorization of MSSF to act as the agent of it and the Holders for purposes of acquiring, holding and enforcing any and all Liens (as defined in the Bridge Credit Agreement) on Collateral (as defined in the Bridge Credit Collateral Agreement) granted by any of the Guarantors to secure any of the Secured Obligations (as defined in the Bridge Credit Collateral Agreement), together with such powers and discretion as are reasonably incidental thereto.

Amounts received by the Trustee pursuant to clause (ii)(B) of Section 9 of the Bridge Credit Collateral Agreement shall be applied by the Trustee pursuant to Section 6.10 of the Indenture.

3.	EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. This Seventh Supplemental Indenture shall become effective upon execution of counterparts hereof by each of the Company, Holdings, Spirit NC and the Trustee.

4.	CONSENT. The Company hereby consents to the granting of the Bridge Credit Notes Liens on the Bridge Credit Collateral to the Bridge Credit Collateral Agent, for the benefit of the Holders of the Notes and the Trustee, to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Notes on an equal and ratable basis with the Bridge Credit Secured Indebtedness as described in Section 2 above and in the Bridge Credit Collateral Agreement.

5.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.	GOVERNING LAW. THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.	TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Seventh Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

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8.	COUNTERPARTS. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventh Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, the Notes or this Seventh Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this Seventh Supplemental Indenture, the Notes and any document to be signed in connection with the Original Indenture, this Seventh Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

9.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

SPIRIT AEROSYSTEMS, INC.,

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.

By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Terence Rawlins
	Name:	Terence Rawlins
	Title:	Vice President

[Signature page to Seventh Supplemental Indenture]